QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Contact:
William A. Hockett
Vice President of Corporate Communications
(801) 584-3600
Email: bhockett@myriad.com
www.myriad.com

FOR IMMEDIATE RELEASE—

Myriad Genetics Submits IND on Cancer Drug Candidate

—Company's Third Cancer Program to Begin a Phase I Clinical Trial—

        Salt Lake City, December 28, 2004—Myriad Genetics, Inc. (Nasdaq: MYGN), announced today that it has submitted an Investigational New Drug (IND) application to the FDA to begin a Phase I human clinical trial with MPC-2130 (previously referred to as MPI-176716), a broad-acting inducer of apoptosis in cancer cells.

        The Phase I clinical study is designed to evaluate the safety and pharmacokinetic profile of MPC-2130 in patients with advanced metastatic tumors or blood cancers as well as refractory cancer that has progressed despite previous chemotherapy. In preclinical studies MPC-2130 has demonstrated significant cancer cell killing activity in ovarian cancer, prostate cancer and two lymphoma cell lines, Burkitt's lymphoma and T-cell lymphoma. MPC-2130 was also evaluated in xenograft mouse models of ovarian cancer and prostate cancer. The drug candidate reduced growth of ovarian cancer tumors by 61% relative to controls. MPC-2130 was also effective in demonstrating a significant reduction in tumor volumes in mice implanted with human prostate cancer.

        "MPC-2130 is our second investigational drug for cancer to enter the clinic using the apoptotic pathway and fighting cellular proliferation by causing cancer cells to self-destruct. However, our two cancer compounds are very different and function at independent points in the apoptosis pathway," said Adrian Hobden, Ph.D., President of Myriad Pharmaceuticals, Inc. "Not only does each compound demonstrate preclinical attributes that provide it with potentially broad utility in metastatic cancer, but the two drug candidates also display their best potencies against different cancer types."

Multiple Drug Resistance

        Importantly, MPC-2130 was shown to be highly effective in cancer cell lines that are resistant to multiple drugs. Cancer cells may become resistant to chemotherapy through a cellular function that actively purges drug from the cell. The function is carried out by MDR pumps and is the primary cause of cancers' resistance to many marketed drugs such as paclitaxel and vinblastine. MPC-2130 was tested to determine its susceptibility to MDR pumps, and was shown to be equally effective in anti-cancer activity against the MDR cell lines tested, suggesting that the drug candidate is not a substrate for MDR pumps.

Myriad's Clinical Drug Development Programs

  •
  FLURIZAN™ (R-flurbiprofen) is Myriad's investigative drug for Alzheimer's. This drug candidate is being investigated in a large, well-controlled Phase 2 trial in Alzheimer's disease that is expected to complete its study period in the first quarter of calendar 2005.

  •
  FLURIZAN is also under study in a large, well-controlled, 3-year, Phase 2b clinical trial in prostate cancer. This study is expected to complete in second quarter of calendar 2006.

  •
  MPC-6827 was Myriad's first apoptosis-inducing cancer drug candidate. The IND was submitted to the FDA in December 2004. The Phase 1 study is a dose escalating clinical trial in cancer patients with solid tumors.
  •
  MPC-2130 is the Company's second cancer IND submitted to the FDA this month. The Phase 1 study will evaluate the safety of the drug candidate in cancer patients with both solid tumors and blood cancers.

  •
  Myriad is developing a broad range of development stage compounds toward human clinical trials, with two late-stage programs that may reach the clinic over the next 12 months, in the fields of HIV and CINV (chemotherapy-induced nausea and vomiting).

        Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets predictive medicine products, and is developing and intends to market therapeutic products. Myriad's news and other information are available on the Company's Web site at www.myriad.com.

        This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the potential safety and pharmacokinetic profile of MPC-2130, the potential of MPC-2130 to treat cancers of the ovary, prostate and lymphomas, the submission of MPC-2130 to the FDA as an IND and moving MPC-2130 into human clinical trials, the potential broad utility of MPC-2130 in metastatic cancer, the expected completion of the clinical study periods in the Phase II trial of the Company's Alzheimer's disease drug candidate in the first quarter of calendar 2005 and in the Phase II/III trial of its prostate cancer drug candidate in the second quarter of 2006, and the potential to move additional late-stage programs in the fields of HIV and CINV into human clinical trials within the next 12 months. These forward looking statements are based on management's current expectation and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements include risks and uncertainties as to the extent of future government regulation of Myriad Genetics' business; uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices; and the risk that the Company will not able to sustain revenue growth for its predictive medicine business and products; and risks associated with preclinical development activities that could cause delays in, or even prevent, planned IND applications. These and other risks are identified in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004. All information in this press release is as of December 28, 2004, and Myriad undertakes no duty to update this information.

2

QuickLinks

Myriad Genetics Submits IND on Cancer Drug Candidate